Exhibit 10.19

CONFIDENTIAL

January 20, 2011

Wesco Holdings, Inc.
27727 Avenue Scott
Valencia, CA 91355
Attention:  Greg Hann, Chief Financial Officer

Re:                             Engagement of Services

Dear Greg:

This letter agreement (the “Agreement”) will confirm the basis upon which Wesco Holdings, Inc. (“Client”) has engaged Solebury Capital LLC (“Solebury”) to provide financial consulting services in connection with the transaction described in paragraph 1 below (the “Engagement”).  Such services shall include, but are not limited to:  RFP and investment banker bakeoff preparation, advice and planning, underwriter selection process and recommendations, deal structuring, fee and economics recommendations, distribution strategy recommendations, coordination of research community, investor targeting, marketing message development to include advice and support on positioning as well as road show presentation materials, book- building analysis, size and pricing analysis, review of share allocations and recommendation on stabilization strategy.

1.             Fee.  Client shall pay Solebury a transaction fee in an amount equal to $400,000 (the “Transaction Fee”), which shall be payable by Client to Solebury upon the successful completion of an initial public offering of the securities of Wesco Holdings, Inc. (the “Transaction”).  If Client terminates this Agreement after the pricing of the securities sold in the Transaction has been determined (“Pricing”), Client shall remain responsible for the payment of the entire Transaction Fee.  If Client terminates this Agreement pursuant to paragraph 2 below prior to Pricing, Client shall not be responsible for payment of the Transaction Fee.  If Solebury terminates this Agreement pursuant to paragraph 2 below, Client shall not be responsible for payment of the Transaction Fee.  Client will make its best efforts to obtain payment of the Transaction Fee from the gross spread earned by the bookrunners for the Transaction.  If Client is unable to obtain such payment from the bookrunners, Client will be fully responsible for prompt payment to Solebury of the Transaction Fee within 90 days after the closing date of the Transaction.  In addition, at Client’s sole discretion, Client may elect to pay Solebury up to $200,000 above the Transaction Fee upon the successful completion of the Transaction.  The fees described in this paragraph 1 are compensation for the Engagement, which consists of work directly related to the Transaction.

2.             Term of Engagement.  This Agreement shall remain in force for a period of twelve (12) months from the date hereof (the “Initial Term”).  The Initial Term will automatically renew for an additional twelve (12) month period (the “Renewal Period”).  The Initial Term, the Renewal Period and any renewal thereof shall constitute the “Term”.  Notwithstanding the foregoing, this Agreement may be terminated at any time by either Solebury or Client with thirty (30) days written notice to the other, except that Client may terminate at any time without notice as a result of the bad faith, willful misconduct or gross negligence of Solebury.  Expiration or termination of this Agreement shall not affect Solebury’s right to indemnification or contribution or payment of the Transaction Fee in accordance with the terms of this Agreement, subject to paragraph 1 above.  Without limiting the foregoing, notwithstanding the expiration or termination of this Agreement, the provisions of paragraphs 3, 4, 5 and 7 of this Agreement shall survive and remain operative in accordance with their respective terms.

3.             Expenses.  In addition to any fees that may be payable to Solebury hereunder and regardless of whether the Transaction is completed, Client hereby agrees, upon submission of invoice, to reimburse Solebury for all reasonable, accountable and duly documented travel and other out-of-pocket expenses incurred in connection with the Engagement, not to exceed $50,000 in the aggregate without the prior written consent of Client.

4.             Scope of Liability.  Neither Solebury (nor any of its control persons, members, managers, officers, employees, agents or affiliates) shall be liable to Client or to any other person claiming through Client for any error of judgment or for any claim, loss or expense suffered by Client or any such other person in connection with the matters to which the Engagement relates except to the extent a claim, loss or expense arises out of or is based upon any action or failure to act by Solebury or any of its control persons, members, managers, officers, employees, agents or affiliates that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Solebury or any such other person, other than an action or failure to act undertaken at the request or with the consent of Client,

5.             Indemnity and Contribution.  Recognizing that transactions of the type contemplated by the Engagement sometimes result in litigation and that Solebury’s role is limited to acting in the capacities described herein, Client agrees to indemnify Solebury and its control persons, members, managers, officers, employees, agents and affiliates (each, including Solebury, an “Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of each such Indemnified Person’s counsel and all reasonable travel and other out-of-pocket expenses incurred by each such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any actual or proposed Transaction or the Engagement; provided; however, there shall be excluded from such indemnification any such claim, loss or expense to the extent arising from any action or failure to act by any Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Indemnified Person, other than an action or failure to act undertaken at the request or with the consent of Client.  Client shall be notified in writing by Solebury if any action, suit or investigation (an “Action”) is commenced against Solebury or, so long as Solebury has actual knowledge of such Action, any other Indemnified Person, promptly after Solebury or any other Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify Client shall not relieve Client from any liability that it may have hereunder, except to the extent that such failure so to notify Client materially prejudices Client’s rights.  Client may assume, at its own expense, the defense of any Action exercisable upon written notice to Solebury and any such Indemnified Person(s), if applicable, within 15 days of notice by Solebury or such Indemnified person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Client and reasonably satisfactory to Solebury and such Indemnified Person(s), if applicable.  In the event that the foregoing indemnity is unavailable or insufficient to hold such Indemnified Person(s) harmless, then Client shall contribute to amounts paid or payable by such Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, Client and such Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

Client will not settle any litigation relating to the Engagement unless Solebury and each other Indemnified Person has given its prior written consent (not to be unreasonably withheld, delayed or conditioned) or such settlement includes an express release of Solebury and each other Indemnified Person with respect to all claims asserted against any Indemnified Person in such litigation, such release to be set forth in an instrument signed by all parties to such settlement.  No Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without Client’s prior written consent (not to be reasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder.

Solebury agrees to indemnify Client and its control persons, members, managers, officers, employees, agents and affiliates (each, including Client, a “Client Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred up to the amount of the Transaction Fee (including all reasonable fees and disbursements of each such Client Indemnified Person’s counsel and all reasonable travel and other out-of-pocket expenses incurred by each such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any bad faith, willful misconduct or gross negligence of Solebury; provided; however, there shall be excluded from such indemnification any such claim, loss or expense to the extent arising from any action or failure to act by any Client Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Client Indemnified Person, other than an action or failure to act undertaken at the request or with the consent of Solebury.  Solebury shall be notified in writing by Client if any action, suit or investigation (a “Client Action”) is commenced against Client or, so long as Client has actual knowledge of such Client Action, any other Client Indemnified Person, promptly after Client or any other Client Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify Solebury shall not relieve Solebury from any liability that it may have hereunder, except to the extent that such failure so to notify Solebury materially prejudices Solebury’s rights.  Solebury may assume, at its own expense, the defense of any Client Action exercisable upon written notice to Client and any such Client Indemnified Person(s), if applicable, within 15 days of notice by Client or such Client Indemnified Person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Solebury and reasonably satisfactory to Client and such Client Indemnified Person(s), if applicable.  In the event that the foregoing indemnity is unavailable or insufficient to hold such Client Indemnified Person(s) harmless, then Solebury shall contribute to amounts paid or payable by such Client Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, Solebury and such Client Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

Solebury will not settle any litigation relating to the Engagement unless Client and each other Client Indemnified Person has given its prior written consent (not to be unreasonably withheld, delayed or conditioned) or such settlement includes an express release of Client and each other Client Indemnified Person with respect to all claims asserted against any Client Indemnified Person in such litigation, such release to be set forth in an instrument signed by all parties to such settlement.  No Client Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without Solebury’s prior written consent (not to be reasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder.

6.             Information Provided to Solebury.  Client recognizes and confirms that Solebury (a) will use and rely primarily on the information furnished by Client and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for the accuracy or completeness of the information furnished by Client and such other information and shall not be liable for any claims or losses resulting from any inaccuracy or lack of completeness of such information, and (c) will not make any appraisal of any of the assets or liabilities of Client.

7.             Confidentiality.  In the event of the consummation or public disclosure of the Transaction, to the extent Solebury received the Transaction Fee, Solebury shall have the right, at its sole expense, to disclose its participation in the Transaction, including without limitation the placement of announcements in financial and other newspapers and periodicals describing its services in connection with the Engagement, in a manner reasonably satisfactory to Client.

Except as required by law or regulation, or pursuant to order of a court of competent jurisdiction, no analysis, information or advice, whether communicated in written, electronic, oral or other form, provided by Solebury or its affiliates in connection with the Engagement (the “Solebury Information”) shall be disclosed by Client, in whole or in part, to any third party or circulated or referred to publicly, or used for any purpose other than in connection with the Engagement, without the prior written consent of Solebury.  Except as required by law or regulation, or pursuant to order of a court of competent jurisdiction, neither party may disclose to any third party the existence or terms of this Agreement without the prior written consent of the other party.  Notwithstanding anything herein to the contrary, the fact of Solebury’s Engagement and the advice of Solebury may be disclosed by Client to its affiliates and its directors, officers, accountants, financial and legal advisors and employees (the “Client Representatives”) to the extent required in connection with the Engagement.  Client shall cause (i) each of its Client Representatives to comply with this Section 7, and (ii) each of its Client Representatives to whom the Solebury Information is disclosed to agree to be bound by the terms of this Section 7.  Client shall be responsible for any damages to Solebury to the extent caused by breaches of this Section 7 by any of its Client Representatives.

Solebury hereby acknowledges, affirms and agrees to be bound by the Letter Agreement dated January 19, 2011 to Solebury from the Client governing the confidentiality of information disclosed by the Client to Solebury as if the terms of such agreement were incorporated herein.

Each party hereto acknowledges and agrees that irreparable damage may occur to the other and their respective affiliates in the event any of the provisions of this Section 7 were not performed in accordance with their specific terms or were otherwise breached and monetary damages may not be a sufficient remedy for any such non-performance or breach.  Accordingly, each party shall be entitled to seek specific performance of the terms of this Section 7, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Section 7 and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in New Castle County, Delaware or the Federal District Court for the District of Delaware in addition to any other remedy to which such party may be entitled at law or in equity.

8.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (including, without limitation, provisions concerning limitations of actions), without reference to the conflicts of laws rules of that or any other jurisdiction, except that Federal law shall also apply to the extent relevant.  To the full extent lawful, each of Client and Solebury hereby consents irrevocably to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in New Castle County as having proper subject matter jurisdiction, or the Federal District Court for the District of Delaware.  Any suit involving any dispute or matter arising under this Agreement may only be brought before a judge in the Chancery Court of the State of Delaware sitting in New Castle County or the Federal District Court for the District of Delaware, and each of Client and Solebury consents to the exercise of personal jurisdiction by any such court with respect to such proceeding.  Each of Client and Solebury hereby irrevocably waives trial by jury.

9.             Miscellaneous.

(a)           The parties understand that Solebury is being engaged hereunder as an independent contractor to provide the services described above solely to Client, and that Solebury is not acting as a fiduciary of Client, the security holders or creditors of Client or any other persons in connection with the Engagement.

(b)           Client understands and acknowledges that Solebury and its affiliates (collectively, the “Solebury Group”), engage in providing a wide variety of financial consulting services and other investment banking products and services to a wide range of institutions and individuals.  In the ordinary course of business, the Solebury Group and certain of its employees, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, a party that may be involved in the matters contemplated by this Agreement.  With respect to any such securities, financial instruments and/or investments, all rights in respect of such securities, financial instruments and investments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  In addition, the Solebury Group may currently, and may in the future, have relationships with parties other than Client, including parties that may have interests with respect to Client, the Transaction or other parties involved in the Transaction, from which conflicting interests or duties may arise.  Although the Solebury Group in the course of such other activities and relationships may acquire information about Client, the Transaction or such other parties, the Solebury Group shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that the Solebury Group is in possession of such information, to Client or to use such information on the Company’s behalf.  None of the foregoing shall limit in any way the obligations of Solebury pursuant to the Letter Agreement dated January 19, 2011.

(c)           This Agreement incorporates the entire agreement, and supersedes all prior agreements, arrangements or understandings (whether oral or written), between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto.

(d)           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Very truly yours,

Solebury Capital LLC

		By:	/s/ Edward Hatfield
Name: Edward Hatfield
Title: Co-Chief Executive Officer

Acknowledged and Agreed on this 31st day of March, 2011

Wesco Holdings, Inc.

By:	/s/ Greg Hann
Name: Greg Hann
Title: Chief Financial Officer